UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 5, 2018 (January 30, 2018)
Date of Report (Date of earliest event reported)

PLAYAGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-38357	46-3698600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
5475 S. Decatur Blvd., Suite #100
Las Vegas, Nevada 89118
(Address of principal executive offices) (Zip Code)
(702) 722-6700
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

On January 30, 2018, PlayAGS, Inc. (the “Company”) used the net proceeds of the initial public offering of its shares of common stock and cash on hand to redeem in full its 11.25% senior secured PIK notes due 2024 (the “PIK notes”). On the redemption date, the aggregate principal amount of the PIK notes outstanding was $152.6 million and the amount of accrued and unpaid interest was $1.4 million. In connection with the redemption, the Company repaid all of the outstanding obligations in respect of principal, interest and fees under the PIK notes.

The PIK notes bore interest at 11.25% per annum and matured on May 20, 2024. They were originally issued on May 29, 2015, at an issue price of 97% of their principal amount. The proceeds from the issuance of the PIK notes were used to pay part of the consideration for the acquisition of Amaya Americas Corporation (‘Cadillac Jack’) on May 29, 2015. The PIK notes were amended on May 30, 2017.

Concurrently with the redemption of the PIK notes, the Company terminated its amended and restated note purchase agreement (the “A&R Note Purchase Agreement”), dated May 30, 2017, among the Company, AP Gaming Holdings, LLC, as subsidiary guarantor, Deutsche Bank AG, London Branch, as holder, and Deutsche Bank Trust Company Americas, as collateral agent, which governed the PIK notes.

The PIK notes contained limitations on additional indebtedness, guarantees, incurrence of liens, investments and distributions, as defined in the A&R Note Purchase Agreement. The PIK notes also contained customary events of default included in similar transactions, including, among others, failure to make payments when due, acceleration of other material indebtedness, breach of covenants, breach of representations and warranties, involuntary or voluntary bankruptcy, and material judgments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYAGS, INC.

Date: February 5, 2018	By:	/s/ Kimo Akiona
Name: Kimo Akiona
Title: Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)